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                                       Heritage
                                ______________________

                                ASSET MANAGEMENT, INC.
                                ______________________

                          Registered Investment Advisor-SEC



     March 8, 1993



     Heritage Small Cap Stock Fund
     Heritage Series Trust
     880 Carillon Parkway
     St. Petersburg, Florida  33716

     Gentlemen/Ladies:

     Please be advised that the 6,997.901 shares of beneficial interest of the Heritage Small Cap Stock Fund, a series of Heritage Series Trust, which we have today purchased from you in the aggregate amount of $100,000, were purchased for investment purposes only with no present intention of redeeming or selling such shares.

     Very truly yours,

     HERITAGE ASSET MANAGEMENT INC.



     By:      /s/ Stephen G. Hill
              ______________________________
              Stephen G. Hill
              President and Chief Executive
                Officer
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